Exhibit 10.1

Execution Version

STOCKHOLDER’S AGREEMENT

BETWEEN

SAFETY, INCOME & GROWTH INC.

AND

iSTAR INC.

Dated as of January 2, 2019

STOCKHOLDER’S AGREEMENT

This STOCKHOLDER’S AGREEMENT (as the same may be amended, modified or supplemented from time to time, this “Agreement”), dated as of January 2, 2019, is made and entered into by and between Safety, Income & Growth Inc., a Maryland corporation (the “Company”), and iStar Inc., a Maryland corporation (“iStar”).

WHEREAS, as of the date hereof, iStar owns 7,647,371 shares of the common stock, par value $0.01 per share (the “Company Common Stock”), of the Company;

WHEREAS, pursuant to an Investor Unit Purchase Agreement, dated the date hereof (the “Investor Unit Purchase Agreement”), iStar acquired 12,500,000 limited partnership units in Safety Income and Growth Operating Partnership L.P., a Delaware limited partnership (the “Operating Partnership”), designated as “Investor Units,” which Investor Units will be exchanged for shares of Company Common Stock in accordance with the terms of such Investor Units (such shares of Company Common Stock being the “Exchange Shares”) upon receipt of the requisite approval of holders of the Company Common Stock;

WHEREAS, iStar and the Company are also entering into an Amended and Restated Registration Rights Agreement and an Amended and Restated Management Agreement (the “Management Agreement”) on the date hereof (such agreements, together with the Investor Unit Purchase Agreement, the “Related Documents”); and

WHEREAS, in connection with the transactions contemplated by the Investor Unit Purchase Agreement, the parties desire to enter into this Agreement to govern the arrangements set forth herein among them from and after the date hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I
DEFINED TERMS

Section 1.1.                                 Defined Terms.  The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person.

“Board” means the Board of Directors of the Company.

“Business Day” means any day which is not a Saturday a Sunday or a day on which commercial banks in New York, New York are not open for business.

“Closing” shall have the meaning given to such term in the Investor Unit Purchase Agreement.

“Company Securities” means (i) Equity Securities, (ii) Convertible Company Securities, (iii) Voting Securities, and (iv) any options, warrants or rights to acquire any of the foregoing.

“Convertible Company Securities” means any Company Securities (other than Equity Securities) that provide the holder a right to acquire Equity Securities of the Company or the Operating Partnership, including options, warrants and debt or preferred securities that are convertible into or exchangeable for any Equity Securities.

“Equity Securities” means any common equity securities of the Company or the Operating Partnership, irrespective of voting interests, that entitle the holder thereof to receive common dividends and distributions as and when declared and paid by the Board and/or the Operating Partnership (including where subject to applicable vesting), including Company Common Stock, OP units, Investor Units and LTIP units.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time (or any corresponding provision of succeeding law), and the rules and regulations thereunder.

“Exchange Date” means the date on which the Exchange Shares are first issued to iStar (or its designated subsidiary).

“fully diluted” or “fully diluted economic interests” means (irrespective of the meaning of such term(s) under United States generally accepted accounting principles) as determined inclusive of all outstanding Equity Securities.

“Group Owner” means iStar or any successor thereto by merger, consolidation, reorganization, sale of stock or sale of all or substantially all assets.

“LTIP units” means long term incentive units of partnership interest in the Operating Partnership.

“Minimum Ownership Amount” means shares of Company Common Stock which represent 20.0% of the shares of Company Common Stock outstanding from time to time.

“New Common Stock” means any Company Common Stock that the Company issues or sells at any time or from time to time following the date of this Agreement.

“NYSE” means the New York Stock Exchange.

“OP units” means common units of limited partnership interests in the Operating Partnership.

“Ownership” means, with respect to any security, the ownership of such security by any “Beneficial Owner,” as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that, in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.  The terms “Own,” “Owned” and “Owner” shall have correlative meaning.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted.

“Registration Rights Agreement” means that certain Amended and Restated Registration Rights Agreement, of even date herewith, by and between the Company and iStar.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended (or any successor regulation).

“Stockholder Group” means, collectively, Group Owner and each of its directly or indirectly wholly owned subsidiaries.

“Transfer” means any offer, sale, assignment, encumbrance, pledge, grant of a security interest, hypothecation, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, grant of a security interest, hypothecation, disposition or other transfer (by operation of law or otherwise), of any security or interest in any security.  “Transferred,” “Transferor” and “Transferee” and similar expressions shall have corresponding meanings.

“Voting Agreement Termination Date” means the first date after the Exchange Date on which the Stockholder Group Owns less than or equal to 41.9% of the Company Common Stock, or such other percentage as may approved by the Company’s independent directors.

“Voting Securities” means Company Common Stock and all other securities of the Company or its subsidiaries entitled to vote on any matter coming before the stockholders of the Company for a vote from time to time (whether at a meeting or by written consent), disregarding the effect of Section 3.2(a).

Section 1.2.                                 Table of Defined Terms.  Terms that are not defined in Section 1.1 have the respective meanings set forth in the following Sections:

DEFINED TERM	SECTION NO.

Agreement	Preamble
Company	Preamble
Company Common Stock	Recitals
Exchange Shares	Recitals
Investor Units	Recitals
Investor Unit Purchase Agreement	Recitals

DEFINED TERM	SECTION NO.

iStar	Preamble
Operating Partnership	Recitals
Related Documents	Recitals
Top Up Issuance	Section 2.1(a)
Top Up Issuance Exercise Notice	Section 2.1(b)
Top Up Issuance Notice	Section 2.1(b)
Top Up Right	Section 2.1(a)
Top Up Shares	Section 2.2(c)

ARTICLE II
TOP UP RIGHTS

Section 2.1.                                 Top Up Right.

(a)                                 Top Up Right.  For so long as iStar and its Affiliates collectively Own at least the Minimum Ownership Amount, then in connection with each issuance of New Common Stock with an aggregate value equal to or in excess of $1.0 million (a “Top Up Issuance”), iStar shall have the right (in accordance with this Section 2.1), but not the obligation, to purchase from the Company, and the Company shall have the obligation to sell to iStar at, or within five Business Days following, the closing of the Top Up Issuance, up to such number of shares of Company Common Stock as is necessary for iStar’s percentage ownership of the outstanding Company Common Stock to be the same both before and after giving effect to the Top Up Issuance and iStar’s purchase of Company Common Stock pursuant to this Section 2.1 (such right, the “Top Up Right”).

(b)                                 Procedures.  The Company will give iStar written notice (a “Top Up Issuance Notice”) of its intention to issue New Common Stock in a Top Up Issuance as soon as practicable, but in no event later than the time authorization for such Top Up Issuance is granted by the Board.  The Top Up Issuance Notice shall describe the price (or range of prices), anticipated number of shares of New Common Stock to be issued, timing and other material terms of the Top Up Issuance, as well as the number of shares of New Common Stock that iStar is entitled to purchase pursuant to the Top Up Right.  iStar will have five Business Days from the date of the Top Up Issuance Notice to advise the Company in writing (a “Top Up Issuance Exercise Notice”) that it intends to exercise its Top Up Right and the applicable number of shares of New Common Stock it determines to acquire.  A Top Up Right may be exercised in whole or in part.  If iStar delivers a Top Up Issuance Exercise Notice with respect to a Top Up Issuance, then closing for iStar’s Top Up Right will be contingent upon, and will take place simultaneously with, or within five Business Days after, the closing of such Top Up Issuance.  Failure by iStar to deliver a Top Up Issuance Exercise Notice within five Business Days from the date of delivery of the Top Up Issuance Notice shall be deemed a waiver of iStar’s Top Up Right with respect to such Top Up Issuance.  iStar agrees that it will, and will cause each member of the Stockholder Group to, maintain the confidentiality of any information included in any Top Up Issuance Notice delivered by the Company unless otherwise required by law or subpoena.  iStar acknowledges that information included in any Top Up Issuance Notice may constitute material non-public information and effecting an acquisition or disposition of any Company securities while in possession of such material non-public information may constitute a violation of applicable U.S. federal securities laws.

(c)                                  The per-share purchase price for the New Common Stock issued by the Company pursuant to the Top Up Right shall equal the per-share purchase price, consideration or implied value paid by investors for the New Common Stock being issued in the Top Up Issuance, in each case, disregarding any underwriting, placement agent or other fees and commissions borne by the Company in connection with such Top Up Issuance.

(d)                                 For the avoidance of doubt, the Company shall not be obligated to consummate any proposed Top Up Issuance, nor be liable to iStar if the Company fails to consummate any proposed Top Up Issuance for whatever reason.

Section 2.2.                                 Additional Top Up Right Terms.

(a)                                 Stockholder Group.  Notwithstanding anything herein to the contrary, iStar shall be entitled to exercise Top Up Rights pursuant to this Article II in its own capacity as well as on behalf of another member of the Stockholder Group, in which case references in this Section 2.2 to iStar shall be deemed to be references to such other member of the Stockholder Group, unless the context otherwise requires.  For the avoidance of doubt and notwithstanding anything herein to the contrary, in no event shall the Stockholder Group, collectively, have the right to exercise Top Up Rights to acquire Top Up Shares in an amount that is, in the aggregate, in excess of the number of Top Up Shares which iStar would be entitled to acquire hereunder individually in connection with any given Top Up Right.

(b)                                 Other Exceptions.  Notwithstanding anything in this Article II to the contrary, no Top Up Right shall apply to issuances of New Common Stock pursuant to equity incentive plans or issuances with respect to which the Company reasonably determines in good faith that the exercise of such Top Up Right would violate applicable law or would require the Company to obtain stockholder approval pursuant to applicable rules and regulations of the NYSE.

(c)                                  Delivery of Shares.  At each closing for any shares of Company Common Stock acquired by iStar pursuant to a Top Up Right hereunder (collectively, “Top Up Shares”), the Company will, or will cause its transfer agent to, electronically transfer the Top Up Shares to be sold at such closing to iStar against payment by or on behalf of iStar of the aggregate purchase price for the shares as provided herein by wire transfer to an account designated by the Company, or by such other means as shall be mutually agreeable to iStar and the Company.  Each closing shall take place at the offices of the Company or by mail or email facilities or such other place or means as the Company and iStar may agree.  The Company hereby represents and warrants to iStar and each member of the Stockholder Group, as of the date hereof, and as of each closing for any shares of Company Common Stock acquired by iStar (or any member of the Stockholder Group) pursuant to the terms of this Agreement, that (i) the Company has the requisite corporate power and authority to sell the Top Up Shares and that all the Top Up Shares are (or at the time of closing will be) duly authorized by all necessary corporate action, and no further consent or authorization of the Company or its Board is required, (ii) the issuance of the Top Up Shares does not (or at the time of closing will not) (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject; (b) result in any violation of the organizational documents of the Company; or (c) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, and (iii) when issued, delivered and paid for in the manner set forth in this Agreement, the Top Up Shares are (or at the time of closing will be) (a) free and clear of any and all liens, claims, options, charges, pledges, security interests, deeds of trust, voting agreements, voting trusts, encumbrances or restrictions of any nature, other than restrictions on transfer set forth in the Company’s organizational documents, (b) validly issued, fully paid and nonassessable and (c) not issued in violation of any preemptive rights, rights of first refusal or other similar rights pursuant to the Company’s organizational documents or any agreement or commitment of the Company.

(d)                                 Securities Law Matters.  iStar understands and agrees that any Top Up Shares acquired by it hereunder are being offered and issued to it in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.  No U.S. federal or state agency or any other government or governmental agency has passed or will pass on, or made or will make any recommendation or endorsement of, the Top Up Shares or the fairness or suitability of an investment in the Top Up Shares.  iStar is and will be an “accredited investor”, as that term is defined in Rule 501(a) of Regulation D under the Securities Act, at any time it acquires Top Up Shares hereunder.  iStar understands that its investment in the Top Up Shares involves a high degree of risk, and iStar is able to afford a complete loss of such investment.  iStar has or will seek such accounting, legal and tax advice as necessary to make an informed investment decision with respect to its acquisition of the Top Up Shares.  iStar will purchase the Top Up Shares for its own account for investment and not with a view toward, or for resale in connection with, the public sale or distribution thereof.  iStar understands that the Top Up Shares will be “restricted securities” under applicable U.S. federal securities laws and that the Securities Act and the rules and regulations promulgated thereunder provide in substance that iStar may dispose of the Top Up Shares only pursuant to an effective registration statement under the Securities Act or an exemption therefrom, and iStar understands that, except as provided in the Registration Rights Agreement, the Company has no obligation or intention to register the offer and resale of any of the Top Up Shares, or to take action so as to permit sales pursuant to the Securities Act (including Rule 144 thereunder).  Consequently, iStar understands that iStar may bear the economic risks of its investment in the Top Up Shares for an indefinite period of time.  iStar understands that the certificates or other instruments representing any Top Up Shares may bear legends as required by the Company’s charter documents, the Securities Act and the “blue sky” laws of any state as reasonably determined by the Company (and a stop-transfer order may be placed against transfer of such share certificates).  Each of the Company and iStar acknowledge that it may have reporting obligations under applicable law with respect to the exercise of Top Up Rights hereunder.

ARTICLE III
OTHER AGREEMENTS

Section 3.1.                                 Transfer Restrictions.

(a)                                 The Stockholder Group shall not Transfer any Investor Units or Exchange Shares on or before one year after the Exchange Date; provided, however, that if stockholders of the Company do not approve the issuance of the Exchange Shares at the meeting called to obtain such approval, or if such meeting is not held by June 30, 2019, iStar will be permitted to Transfer all or a part of its Investor Units, subject to compliance with securities laws.

(b)                                 Prior to the second anniversary of this Agreement, the Stockholder Group shall not transfer Company Common Stock or Investor Units that have been approved for exchange by the Company’s stockholders but have not yet been so exchanged, in each case representing more than 20% of the outstanding fully diluted Equity Securities in one transaction or a series of related transactions to a person or a group (within the meaning of §13(d)(3) of the Exchange Act), other than transfers of Equity Securities pursuant to a widely distributed underwritten public offering, unless other holders of Company Common Stock are afforded the opportunity to participate in the transaction at the same price per security and in the same proportion as their Company Common Stock represents of the outstanding Equity Securities.

Section 3.2.                                 Voting Arrangements.

(a)                                 From and after the Exchange Date and until the Voting Agreement Termination Date, on any matter coming before the stockholders of the Company for a vote from time to time (whether at a meeting or by written consent), the Stockholder Group may vote at its discretion up to that number of Voting Securities that represents up to a maximum of 41.9% of the total votes entitled to be cast on such matter, irrespective of whether the Stockholder Group owns Voting Securities in excess of such amount on the relevant record date. With respect to any Voting Securities held by the Stockholder Group in excess of 41.9% of the total votes entitled to be cast on any matter coming before the stockholders of the Company for a vote from time to time (whether at a meeting or by written consent) (any such Voting Securities, “Excess Voting Securities”), the Stockholder Group shall vote such Excess Voting Securities (to the extent not already voted by the Board as proxy in accordance with Section 3.4), and such vote shall in any event be counted as if cast, in the same manner and proportion as the votes cast by the holders of Voting Securities other than the Stockholder Group.

(b)                                 Notwithstanding Section 3.2(a), until the third anniversary of the date of this Agreement, the Stockholder Group shall vote all Voting Securities owned by it that are not Excess Voting Securities in favor of three director nominees who qualify as independent directors under the Corporate Governance Listing Standards of the New York Stock Exchange (“NYSE”) recommended by the Board as in effect on the date hereof (the “Current Board”) or a successor Board, a majority of whose members have been approved by a majority of the Current Board or successors approved by the Current Board.

(c)                                  For the avoidance of doubt, if subsequent to the date of this Agreement any Voting Securities are (i) acquired by the Stockholder Group pursuant to the transactions contemplated by the Investor Unit Purchase Agreement, (ii) acquired by the Stockholder Group from the Company pursuant to the Top Up Rights, (iii) acquired by the Stockholder Group in the open market or otherwise, (iv) issued to the Stockholder Group pursuant to the Management Agreement, or (v) issued by the Company to the Stockholder Group by reason of a stock dividend, stock split, consolidation, reclassification or similar transaction, then such Voting Securities shall be subject to the voting arrangements described in this Article III, unless the independent directors of the Company agree otherwise.

(d)                                 In furtherance of this Section 3.2, iStar shall be, and shall cause each member of the Stockholder Group to be, present in person or represented by proxy at all meetings of stockholders to the extent necessary so that all Voting Securities of the Company as to which they are entitled to vote shall be counted as present for the purpose of determining the presence of a quorum at such meeting.

(e)                                  Notwithstanding any provision in this Agreement to the contrary, in the event of a breach by any member of the Stockholder Group of the voting arrangements described in this Section 3.3, the Company shall be entitled to seek an injunction enjoining any such breach and requiring specific performance.

Section 3.3.                                 Irrevocable Proxy Coupled with Interest.

(a)                                 iStar hereby irrevocably designates and appoints (and shall cause any member of the Stockholder Group that holds Voting Securities to designate and appoint) the Board as the Stockholder Group’s sole and exclusive attorney-in-fact and proxy, with full power of substitution and re-substitution, for and in the relevant stockholder’s name, to vote and exercise all voting and related rights (to the fullest extent the stockholder is entitled to do so) with respect to the Excess Voting Securities in the same manner and proportion as the votes cast by the holders of Voting Securities other than the stockholder, on any matter coming before the stockholders of the Company for a vote from time to time (whether at a meeting or by written consent).

(b)                                 The irrevocable proxy and power of attorney granted pursuant to this Section 3.3 is intended to be and shall be irrevocable to the full extent permitted by the Maryland General Corporation Law and is coupled with an interest sufficient in law to support an irrevocable power.

(c)                                  For the avoidance of doubt, the irrevocable proxy provided in this Section 3.3 shall remain in effect during the period from and after the Exchange Date until the Voting Agreement Termination Date.

Section 3.4.                                 Standstill.  iStar agrees that prior to the second anniversary of this Agreement, except as permitted by this Agreement or the Investor Unit Purchase Agreement or with the prior written consent of the independent directors of the Company, neither iStar nor any of its Affiliates will, and iStar will cause each of its Affiliates not to, directly or indirectly, in any manner:

(i)                                     purchase or otherwise acquire legal or beneficial ownership of any Company Common Stock in excess of the ownership threshold then applicable to the Stockholder Group;

(ii)                                  solicit proxies or written consents of stockholders with respect to, or from the holders of, any voting securities of the Company, or make, or in any way participate in, any solicitation of any proxy, consent or other authority to vote any voting securities of the Company with respect to the election of directors that have not been approved and recommended by the independent directors of the Company or any other matter that has not been approved and recommended by the Company, otherwise conduct any nonbinding referendum with respect to the Company, or become a participant in, or seek to advise or encourage any person in, any proxy contest or any solicitation with respect to the Company not approved and recommended by the independent directors of the Company, including relating to the removal or the election of directors;

(iii)                               form, join or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any securities of the Company, or otherwise advise, encourage or participate in any effort by a third party with respect to the matters set forth in clause (ii) above, or deposit any securities in a voting trust or subject any securities to any voting agreement or other arrangement of similar effect, other than, in each case, solely with iStar and its Affiliates;

(iv)                              call, or publicly request the call of, a special meeting of the stockholders of the Company, or make a stockholder proposal (whether pursuant to Rule 14a-8 under the Exchange Act or otherwise) at any meeting of the stockholders of the Company, or seek the removal of any director from the Board (other than any director that is Affiliated with iStar);

(v)                                 except as set forth below, solicit, effect, publicly offer or propose to effect, or cause, or in any way assist or facilitate any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, or make any public statement with respect to, any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets (other than in the ordinary course of operating the Company’s business in iStar’s capacity as the Company’s external manager), sale or purchase of securities (other than in connection with the Company’s capital raising activities), dissolution, liquidation, restructuring, recapitalization or similar transactions of or involving the Company or any of its subsidiaries;

(vi)                              make or issue, or cause to be made or issued, any public disclosure, statement, comment or announcement, including the filing or furnishing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist or analyst or the press or media (including social media), in support of any solicitation described in clause (ii) above;

(vii)                           take any action which could reasonably be expected to cause or require the Company to make a public announcement regarding any of the foregoing, or publicly request to amend, waive or terminate any provision of this Section 3.4; or

(viii)                        advise, assist, encourage or seek to persuade others to take any action with respect to any of the foregoing; it being understood and agreed that the foregoing shall not limit the activities of any director of the Company taken in good faith in his or her capacity as a director.

In light of iStar’s status as a public reporting company, the restrictions set forth in paragraphs (v), (vi) and (viii) above shall not limit iStar’s ability to make public statements or filings with the SEC with respect to transactions proposed by third parties to the extent required by applicable laws or the fiduciary duties of the directors of iStar or to comment or respond to information that has been publicly disclosed by persons other than iStar and its Affiliates to the extent reasonably necessary to enable iStar to comply with its obligations under federal securities laws and the listing rules of the NYSE or to facilitate orderly trading in its equity securities.

iStar’s obligations under this Section 3.4 shall immediately terminate if the Company enters into a definitive agreement with respect to a transaction involving all or a controlling portion of the Company Common Stock or all or substantially all of its assets.

ARTICLE IV
GENERAL PROVISIONS

Section 4.1.                                 Termination.  This Agreement shall automatically terminate at the later of (i) such time as each of iStar’s rights and obligations hereunder has terminated in accordance with their terms and (ii) the date on which iStar and its Affiliates collectively cease to Own the Minimum Ownership Amount.  Upon such termination, no party shall have any further obligations or liabilities hereunder; provided that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

Section 4.2.                                 Notifications.  Upon written request, iStar shall, within ten (10) Business Days of such request, provide the Company in writing with details of its Ownership of Equity Securities and other Company Securities in order to confirm the parties’ rights pursuant to this Agreement.

Section 4.3.                                 Subsidiary Obligations.  In the case of any obligation, liability or commitment of the Company created by this Agreement that would generally apply to or be understood as an obligation, liability or commitment of the Operating Partnership or other subsidiaries, the Company agrees in its capacity as general partner of the Operating Partnership or in its applicable capacity with respect of such other subsidiaries, to cause the Operating Partnership or such other subsidiaries to perform, honor or pay any such obligation, liability or commitment in accordance with the terms of this Agreement.

Section 4.4.                                 Governing Law; Arbitration.

(a)                                 All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and shall be construed and interpreted in accordance with, the internal laws of the State of Maryland, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Maryland or any other jurisdictions) that would cause the application of the laws of any jurisdiction other than the State of Maryland.  Subject to paragraph (b), the Company and iStar hereby agree that (a) any and all litigation arising out of this Agreement shall be conducted only in the Circuit Court for Baltimore City, Maryland, or if that court does not have jurisdiction, the federal court located in Baltimore, Maryland and (b) such courts shall have the exclusive jurisdiction to hear and decide such matters.  Each of the Company and iStar accepts, for itself and in respect of its property, expressly and unconditionally, the nonexclusive jurisdiction of such courts and hereby waives any objection that the other party may now or hereafter have to the laying of venue of such actions or proceedings in such courts.  Insofar as is permitted under applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process in the manner set forth in Section 4.9 hereof or as otherwise permitted by law, shall be necessary in order to confer jurisdiction upon any the Company and iStar in any such courts.  The Company and iStar hereby agree that the provisions of this Section 4.4 for service of process are intended to constitute a “special arrangement for service” in accordance with the provisions of the Foreign Sovereign Immunities Act of 1976, 28.  U.S.C. Section 1608(a)(1) et seq.  Nothing contained herein shall affect the right serve process in any manner permitted by law or to commence any legal action or proceeding in any other jurisdiction.  Each of the Company and iStar hereby (i) expressly waives any right to a trial by jury in any action or proceeding to enforce or defend any right, power or remedy under or in connection with this Agreement or arising from any relationship existing in connection with this Agreement, and (ii) agrees that any such action shall be tried before a court and not before a jury.

(b)                                 Notwithstanding anything to the contrary contained in Section 4.4(a), the Company and iStar hereby agree that the Company and iStar shall have the right to elect to arbitrate and compel arbitration of any dispute hereunder through final and binding arbitration before JAMS (or its successor) (“JAMS”).  Any party hereto may commence the arbitration process by filing a written demand for arbitration with JAMS, with a copy to the other; provided, however, that either any party may, without inconsistency with this arbitration provision, apply to any court in accordance with Section 4.4(a) and seek injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.  Any arbitration to be conducted pursuant to this Section 4.4(b) will be conducted in New York, New York or in the State of Maryland, as determined by the party initiating the arbitration, in its sole discretion, by a three-member Arbitration Panel operating in accordance with the provisions of JAMS Streamlined Arbitration Rules and Procedures in effect at the time the demand for arbitration is filed.  Each of the Company and iStar shall nominate one neutral arbitrator from the JAMS panel of neutrals, and the two arbitrators thus nominated shall select the Chair of the Arbitration Panel, also from the JAMS panel of neutrals.  The arbitrators shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, but not limited to, the issuance of an injunction; provided, however, that the arbitration award shall not include factual findings or conclusions of law and no punitive damages shall be awarded.  The fees and expenses of such arbitration shall be borne by the non-prevailing party, as determined by such arbitration.  The provisions of this

Section 4.4(b) with respect to the arbitration conducted pursuant to this Section 4.4(b) before JAMS may be enforced by any court of competent jurisdiction, and the parties seeking enforcement shall be entitled to an award of all costs, fees and expenses, including reasonable out-of-pocket attorney’s fees, to be paid by the party (or parties) against whom enforcement is ordered.  The parties agree that this Section 4.4(b) has been included to rapidly and inexpensively resolve any disputes between them with respect to the matters described herein, and that this Section 4.4(b) shall be grounds for dismissal of any court action commenced by any party with respect to a dispute arising out of such matters, in the event the Company or iStar elects to compel arbitration.

(c)                                  The right to enforce compliance by iStar and its Affiliates with this Agreement and to commence, prosecute, defend and compromise on behalf of the Company any right, obligation, claim, counterclaim, action, suit or proceeding arising out of or relating to this Agreement shall be vested exclusively in the independent directors.

Section 4.5.                                 Counterparts.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided, that a signature delivered by facsimile, email pdf or other electronic form shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.

Section 4.6.                                 Headings.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

Section 4.7.                                 Severability.  If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

Section 4.8.                                 Entire Agreement; Amendments; Waiver.  This Agreement and the Related Documents supersede all other prior oral or written agreements between iStar, the Company, their Affiliates and persons or entities acting on their behalf with respect to the matters discussed herein, and this Agreement and the Related Documents contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor iStar makes any representation, warranty, covenant or undertaking with respect to such matters.  No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and iStar.  No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.  Any amendment or waiver of any provision of this Agreement by the Company shall require the approval of two-thirds of the independent directors.

Section 4.9.                                 Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Company:

c/o SFTY Manager LLC

1114 Avenue of the Americas

39th Floor

New York, New York 10036

Attention:  Chair of Audit Committee

Facsimile: 212-930-9494

If to iStar:

iStar Inc.

1114 Avenue of the Americas

39th Floor

New York, New York 10036

Attention:  Chair of Audit Committee

Facsimile: 212-930-9494

Section 4.10.                          Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.  The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of iStar.  iStar may assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company, in connection with a Transfer shares of Company Common Stock to another member of the Stockholder Group pursuant to Section 3.2 hereof, in which event such assignee shall be deemed to be included as iStar hereunder with respect to such assigned rights and obligations.

Section 4.11.                          No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

Section 4.12.                          Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.13.                          Specific Performance.  The parties acknowledge and agree that in the event of a breach or threatened breach of its covenants hereunder, the harm suffered would not be compensable by monetary damages alone and, accordingly, in addition to other available legal or equitable remedies, each non-breaching party shall be entitled to apply for an injunction or specific performance with respect to such breach or threatened breach, without proof of actual damages (and without the requirement of posting a bond, undertaking or other security), and each party hereto agrees not to plead sufficiency of damages as a defense in such circumstances.

Section 4.14.                          Costs and Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses, whether or not any of the transactions contemplated hereby are consummated.

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IN WITNESS WHEREOF, the parties hereto have caused this Stockholder’s Agreement to be duly executed as of the date first above written.

SAFETY, INCOME & GROWTH INC.

By:	/s/ Jay Sugarman
Name: Jay Sugarman
Title: Chairman and Chief Executive Officer

iSTAR INC.

By:	/s/ Marcos Alvarado
Name: Marcos Alvarado
Title: President and Chief Investment Officer

[Signature Page to Stockholder’s Agreement]